UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$20,209,480	100%	$20,209,480	$2,316.01(1)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. $48,490.05 of the registration fees paid in respect of the securities covered by the registration statement of which the pricing supplement is a part remains unused. $2,316.01 of that amount is being offset against the registration fee for this offering and $46,174.04 remains available for future registration fees.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-156118

The terms of the Notes are as specified in this term sheet and in the documents indicated herein under “Additional Note Terms”. Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page P-4 of product supplement LIRN-2. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$20,209,480.00
Underwriting discount	$0.20	$404,189.60
Proceeds, before expenses, to SEK	$9.80	$19,805,290.40

Merrill Lynch & Co.

November 22, 2011

2,020,948 Units

Capped Leveraged Index Return Notes®

Linked to the Gold Spot Price due February 4, 2013

$10 principal amount per unit

Term Sheet No. 261

Pricing Date: November 22, 2011

Settlement Date: November 30, 2011

Maturity Date: February 4, 2013

CUSIP: 01019A518

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)

Capped Leveraged Index Return Notes®

The Notes have a maturity of approximately 14 months

The Notes provide 3-to-1 upside exposure to increases in the Gold Spot Price, subject to a cap of 18.48%

1-to-1 downside exposure to decreases in the Gold Spot Price below the Threshold Value, with up to 95% of the principal amount at risk

Payment of the Redemption Amount at maturity is subject to the credit risk of SEK

No periodic interest payments

No listing on any securities exchange

Enhanced Return

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Summary

The Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013 (the “Notes”) are senior unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

The Notes provide a leveraged return for investors, subject to a cap, if the London Gold Market Fixing Ltd. P.M. Fixing Price (the “Gold Spot Price”) increases moderately from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the Notes and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “SEK,” “we,” “us,” “our,” or similar references are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation).

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The London Gold Market Fixing Ltd. P.M. Fixing Price (Bloomberg symbol: “GOLDLNPM”), which is a benchmark price for gold in U.S. dollars and delivered immediately
Starting Value:	1699.00
Ending Value:

The Gold Spot Price on the scheduled Calculation Day. If it is determined that the scheduled Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled Calculation Day, the Ending Value will be determined as more fully described on page P-10 of product supplement LIRN-2.

Threshold Value:	1614.05
Capped Value:	$11.848 per unit, which represents a return of 18.48% over the Original Offering Price.
Participation Rate:	300%
Calculation Day:	January 28, 2013
Calculation Agent:	MLPF&S
Fees Charged:	The public offering price of the Notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Hypothetical Payout Profile

This graph reflects the returns on the Notes at maturity, based on the Participation Rate of 300%, the Threshold Value of 95% of the Starting Value and the Capped Value of $11.848. The green line reflects the returns on the Notes, while the dotted gray line reflects the returns of a direct investment in gold as represented by the Gold Spot Price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the Notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the Notes; and

▪	the total rate of return to holders of the Notes.

The table and examples are based on the Participation Rate of 300% and the Capped Value of $11.848.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.500		-45.00%
60.00		-40.00%	$6.500		-35.00%
70.00		-30.00%	$7.500		-25.00%
80.00		-20.00%	$8.500		-15.00%
90.00		-10.00%	$9.500		-5.00%
92.00		-8.00%	$9.700		-3.00%
94.00		-6.00%	$9.900		-1.00%
95.00	(1)	-5.00%	$10.000		0.00%
96.00		-4.00%	$10.000		0.00%
98.00		-2.00%	$10.000		0.00%
100.00	(2)	0.00%	$10.000		0.00%
102.00		2.00%	$10.600		6.00%
104.00		4.00%	$11.200		12.00%
110.00		10.00%	$11.848	(3)	18.48%
120.00		20.00%	$11.848		18.48%
130.00		30.00%	$11.848		18.48%
140.00		40.00%	$11.848		18.48%
150.00		50.00%	$11.848		18.48%

(1)	This is the hypothetical Threshold Value.

(2)

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Gold Spot Price. For recent actual levels of the Gold Spot Price, see “The Gold Spot Price” section below.

(3)	The Redemption Amount per unit of the Notes cannot exceed the Capped Value of $11.848.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Example 1: The Ending Value is 85% of the Starting Value:

Starting Value:	100
Ending Value:	85
Threshold Value:	95

$10 –	[	$10 ×	(95 – 85)	]	= $9.00
100

Redemption Amount (per unit) = $9.000

Example 2: The Ending Value is 100% of the Starting Value:

Starting Value:	100
Ending Value:	100
Threshold Value:	95

Redemption Amount (per unit) = $10.000 (If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount will equal the Original Offering Price.)

Example 3: The Ending Value is 103% of the Starting Value:

Starting Value:	100
Ending Value:	103

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $10.90
100

Redemption Amount (per unit) = $10.900

Example 4: The Ending Value is 130% of the Starting Value:

Starting Value:	100
Ending Value:	130

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00
100

Redemption Amount (per unit) = $11.848 (The Redemption Amount cannot be greater than the Capped Value.)

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Additional Risk Factors” section below and the “Risk Factors” sections beginning on page P-4 of product supplement LIRN-2, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the SEC on March 28, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

▪	Your investment may result in a loss, which could be substantial; there is no guaranteed return of principal.

▪	Your yield on the Notes, which could be negative, may be lower than the yield on other debt securities of comparable maturity.

▪	Your return on the Notes, if any, is limited to the return represented by the Capped Value.

▪	Your return, if any, may not reflect the return on a direct investment in gold.

▪	You must rely on your own evaluation of the merits of an investment linked to the Gold Spot Price.

▪

In seeking to provide you with what we believe to be competitive terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the Notes described on page TS-8. The price at which you may sell the Notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the Notes. MLPF&S is not obligated to make a market for, or to repurchase, the Notes.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Payments on the Notes are subject to our credit risk, and changes to our credit ratings are expected to affect the value of the Notes.

▪	Ownership of the Notes will not entitle you to any rights with respect to gold or any related futures contracts.

▪	Trading in gold can be volatile based on a number of factors that we cannot control.

▪	Suspensions or disruptions of market trading in gold and related futures markets may adversely affect the value of the Notes.

▪	The Notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Purchases and sales in gold and related futures or options by MLPF&S and its affiliates may affect your return.

▪

The U.S. federal income tax consequences of the Notes are uncertain, and may be adverse to a holder of the Notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement LIRN-2.

In addition to these risk factors, it is important to bear in mind that the Notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The Notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

Additional Risk Factors

There are risks associated with investing in gold or gold-linked notes.

The Gold Spot Price is derived from a principals’ market which operates as an over-the-counter (“OTC”) physical commodity market. Certain features of U.S. futures markets are not present in the context of trading on such principals’ markets. For example, there are no daily price limits, which would otherwise restrict the extent of daily fluctuations in the prices of the commodities in such markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

The market value of the Notes may be affected by price movements in distant-delivery futures contracts associated with the Gold Spot Price.

The price movements in the Gold Spot Price may not be reflected in the market value of the Notes. If you are able to sell your Notes, the price you receive could be affected by changes in the values of futures contracts on gold or similar underlying commodities that have more distant delivery dates than the spot price. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Gold Spot Price, or may decrease to a greater extent, which may adversely affect the value of the Notes.

Changes in the methodology used to calculate the Gold Spot Price or changes in laws or regulations may affect the value of the Notes.

Members of the London Bullion Market Association (the “LBMA”) set the Gold Spot Price and may adjust the value of the Gold Spot Price in a way that adversely affects the value of the Notes. In setting the Gold Spot Price, these members have no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the Gold Spot Price. Any change of this kind could cause a decrease in the Gold Spot Price, which would adversely affect the value of the Notes. In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts, or other official bodies. Any event of this kind could adversely affect the Gold Spot Price and, as a result, could adversely affect the value of the Notes.

Other Terms of the Notes

The following definitions supersede and replace the definition of “Market Disruption Event” set forth beginning on page P-13 of product supplement LIRN-2.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A) the suspension of or material limitation on trading in gold, or futures contracts or options related to gold, on the Relevant Market (as defined below);

(B) the failure of trading to commence, or permanent discontinuance of trading, in gold, or futures contracts or options related to gold, on the Relevant Market;

(C) the failure of the LBMA to calculate or publish the official fixing price of gold for that day (or the information necessary for determining the official fixing prices); or

(D) any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the LBMA in the Relevant Market under ordinary circumstances.

Relevant Market

“Relevant Market” means the market in London on which members of the LBMA, or any successor thereto, quote prices for the buying and selling of gold, or if such market is no longer the principal trading market for gold or options or futures contracts for gold, such other exchange or principal trading market for gold as determined in good faith by the Calculation Agent which serves as the source of prices for gold, and any principal exchanges where options or futures contracts on gold are traded.

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on page P-12 of the product supplement LIRN-2:

A “Market Measure Business Day” means a day on which the Market Measure or any successor thereto is calculated and published.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the Gold Spot Price will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment will result in a loss, which could be significant, if the Gold Spot Price decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You accept that the return on the Notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Gold Spot Price with no expectation of the benefits of owning gold or any related futures contract.

▪

You are willing to accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the Notes.

The Notes may not be an appropriate investment for you if:

▪

You anticipate that the Gold Spot Price will decrease from the Starting Value to the Ending Value or that the Gold Spot Price will not increase sufficiently over the term of the Notes to provide you with your desired return.

▪	You are seeking principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning gold or any related futures contract.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Other Provisions

We will deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Notes will not be listed on any securities exchange. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S will purchase the Notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the Notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the Notes to the investors. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the Notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors – General” beginning on page P-4 of product supplement LIRN-2 and “Use of Proceeds and Hedging” beginning on page P-21 of product supplement LIRN-2.

If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the Notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Agent for Service of Process in New York

Under the Indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the Notes or the Indenture brought against us in any U.S. state or federal court in The City of New York. The contact information for Mr. Dangoor is as follows:

David Dangoor

Honorary Consul General of Sweden

455 Park Avenue, 21st Floor

New York, New York 10022

Tel. No.: +1-212-888-3000

Principal Executive Office

As of December 17, 2010, our executive office is located at Klarabergsviadukten 61-63, P.O. Box 194, SE-101 23 Stockholm, Sweden.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

The Gold Spot Price

The Gold Spot Price is a benchmark price used in the markets where gold is sold for U.S. dollars and delivered immediately. The Gold Spot Price is published by Bloomberg, L.P. (“Bloomberg”) under the symbol GOLDLNPM. The Gold Spot Price is an internationally published benchmark of the spot price of gold in U.S. dollars as determined at 3:00 p.m. London time. The Gold Spot Price is determined by five market-making members of the LBMA. These members meet by telephone each London business day at 3:00 p.m. to determine the Gold Spot Price. The five members are the Bank of Nova Scotia–ScotiaMocatta, Barclays Bank Plc, Deutsche Bank AG, HSBC Bank USA, N.A., and Société Générale. The London bullion market is an OTC market, as opposed to an exchange-traded environment. Members of the London bullion market typically trade with each other and with their clients on a principal-to-principal basis. All risks, including those of credit, are between the two parties to a transaction. An investment in the Notes does not entitle you to any ownership interest, either directly or indirectly, in gold or in any gold transaction traded on the London bullion market.

The Notes are not sponsored, endorsed, sold, or promoted by the LBMA. The LBMA takes no responsibility for the accuracy and/or the completeness of information provided in this term sheet, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus. In addition, the LBMA is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or the quantities of the Notes to be issued or in the determination or calculation of the amount payable on maturity. The LBMA has no obligation in connection with the administration, marketing, or trading of the Notes.

The following graph sets forth the monthly historical performance of the Gold Spot Price in the period from January 2006 through October 2011. This historical data on the Gold Spot Price is not necessarily indicative of the future performance of the Gold Spot Price or what the value of the Notes may be. Any historical upward or downward trend in the Gold Spot Price during any period set forth below is not an indication that the Gold Spot Price is more or less likely to increase or decrease at any time over the term of the Notes. On November 22, 2011, the closing Gold Spot Price was 1699.00.

Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the Gold Spot Price. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Gold Spot Price and financial markets generally exhibiting greater volatility than in earlier periods.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

•

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts subject to a floor to purchase gold and, by purchasing a Note, you will be deemed to have agreed to that treatment.

•

Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.

You should refer to the product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Below is a summary of certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) that are initial holders of the Notes and that hold the Notes as capital assets. The following summary is not complete and is qualified in its entirety by the discussions under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement LIRN-2, which you should carefully review prior to investing in the Notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement LIRN-2, dated December 23, 2008.

General. We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts subject to a floor to purchase gold and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfilment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed herein could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Sale, Exchange or Other Taxable Disposition of Notes. A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note. Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts and commodities positions, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement LIRN-2.

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the Gold Spot Price due February 4, 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

The final terms of the Notes will be set forth in a final term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the Notes. The documents listed below, together with such final term sheet, are collectively referred to herein as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2, dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000119312508259305/d424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Capped Leveraged Index Return Notes®	TS-11